FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This Amendment, dated as of August 12, 2005, is made by and between Exabyte Corporation, a Delaware corporation (the “Borrower”), and Wells Fargo Bank, National Association acting through its Wells Fargo Business Credit division (the “Lender”), as successor in interest to Wells Fargo Business Credit, Inc.

Recitals

The Borrower and the Lender are parties to a Credit and Security Agreement dated as of March 9, 2005 (the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.          Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:

“Additional Capital” means (a) Debt incurred by the Borrower as a result of cash advances to the Borrower, which Debt is subject to a Subordination Agreement acceptable to the Lender in its sole discretion and (b) cash equity contributions to the Borrower.

“Floating Rate” means an annual interest rate equal to the sum of the Prime Rate plus the Margin, which interest rate shall change when and as the Prime Rate or the Margin changes.

“LC Rate” has the meaning set forth in Section 2.6(d).

“Margin” means three percent (3.0%); provided, however, that so long as no Default Period then exists, if the Borrower raises Additional Capital during the period beginning August 1, 2005 and ending November 30, 2005, in one of the amounts set forth in the table below, “Margin” shall be adjusted to the corresponding percentage set forth opposite such amount, effective as of December 1, 2005:

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Additional Capital	Margin
$7,500,000 or more but less than $10,000,000	2.0%
$10,000,000 or more but less than $12,500,000	1.5%
$12,500,000 or more	1.0%

2.                 Amendment to Section 2.6(d). Section 2.6(d) of the Credit Agreement is hereby deleted and replaced with the following new Section 2.6(d):

(d)

Letter of Credit Fees. The Borrower shall pay to the Lender a fee with respect to each Letter of Credit, if any, accruing on a daily basis and computed at an annual rate of four percent (4%) (the “LC Rate”) of the aggregate amount that may then be drawn, assuming compliance with all conditions for drawing (the “Aggregate Face Amount”), from and including the date of issuance of such Letter of Credit until such date as such Letter of Credit shall terminate by its terms or be returned to the Lender, due and payable monthly in arrears on the first day of each month and on the Termination Date; provided, however, that so long as no Default Period then exists, if the Borrower raises Additional Capital during the period beginning August 1, 2005 and ending November 30, 2005, in one of the amounts set forth in the table below, the LC Rate shall be adjusted to the corresponding percentage set forth opposite such amount, effective as of December 1, 2005:

	Additional Capital	LC Rate
	$7,500,000 or more but less than $10,000,000	3%
	$10,000,000 or more but less than $12,500,000	2.5%
	$12,500,000 or more	2%

Notwithstanding the foregoing, during Default Periods, in the Lender’s sole discretion and without waiving any of its other rights and remedies, the LC Rate shall increase to seven percent (7%) of the Aggregate Face Amount. The foregoing fee shall be in addition to any and all fees, commissions and charges of Wells Fargo Bank with respect to or in connection with such Letter of Credit.

3.                 Financial Covenant Reset. Section 6.2 of the Credit Agreement is amended to read as follows:

“Section 6.2	Financial Covenants.

(a)          Minimum Book Net Worth. The Borrower will maintain, as of each date set forth below, its Book Net Worth at an amount not less than the

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amount set forth opposite such date (numbers appearing between parentheses are negative):

Date	Minimum Book Net Worth
September 30, 2005	($17,403,000)
December 31, 2005 and the last day of each quarter thereafter	($17,601,000)

                (b)Minimum Net Income. The Borrower will achieve, as of each date set forth below, fiscal year-to-date Net Income of not less than the amount set forth opposite such period (numbers appearing between parentheses are negative):

Date	Minimum Net Income
September 30, 2005	($5,748,000)
December 31, 2005	($5,946,000)

                (c)Stop Loss. The Borrower will achieve, for each period described below, Net Income of not less than the amount set forth opposite such period (numbers appearing between parentheses are negative):

Period	Minimum Net Income
Month ending July 31, 2005	($2,712,000)
Two months ending August 31, 2005	($4,047,000)
Month ending October 31, 2005	($2,000,000)
Two months ending November 30, 2005	($2,457,000)

                (d)Minimum Additional Capital. The Borrower will raise, during the periods described below, Additional Capital in amounts not less than the amounts set forth opposite such periods:

Period	Minimum Additional Capital
Three months ending October 31, 2005	$4,500,000
Four months ending November 30, 2005	$5,500,000

                (e)Capital Expenditures. The Borrower will not incur or contract to incur Capital Expenditures of more than $2,500,000 in the aggregate during its fiscal year ending December 31, 2005.

(f)          Financial Covenant Reset. On or before December 31, 2005, the Borrower and the Lender shall negotiate in good faith to set new Financial Covenant levels for periods after such date, but if the Borrower and the Lender do not agree, the Lender may designate the required amounts in its sole discretion and the failure by the Borrower to maintain the designated amounts shall constitute an Event of Default.”

4.                 Inventory Appraisal. The Borrower agrees that the Lender may, in its sole discretion, reduce the Inventory Advance Rate based upon the inventory appraisal conducted

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prior to October 15, 2005, and that any such reduction to the Inventory Advance Rate shall not be deemed a Discretionary Reduction.

5.                 Compliance Certificate. Exhibit B to the Credit Agreement is replaced in its entirety by Exhibit A to this Amendment.

6.                 No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

7.                 Waiver of Defaults. The Borrower is in default of Sections 6.2(a) and 6.2(b) of the Credit Agreement as of June 30, 2005, and of Section 7.1(p) as a result of the preference claim of the trustee in the bankruptcy of Daisytek International Corporation, which claim has been settled for approximately $1,125,000 (collectively, the “Existing Defaults”). Upon the terms and subject to the conditions set forth in this Amendment, the Lender hereby waives the Existing Defaults. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrower to any other or further waiver in any similar or other circumstances.

8.                 Amendment Fee. The Borrower shall pay the Lender as of the date hereof a fully earned, non-refundable fee in the amount of $10,000 in consideration of the Lender’s execution and delivery of this Amendment.

9.                 Deferred Default Interest. During the period from July 1, 2005 through the date of this Amendment, the Lender has charged a portion of the Default Rate of interest in an amount equal to two percent (2%) over the otherwise-applicable Floating Rate. Under the Credit Agreement, the Lender has the right to charge three percent (3%) over the Floating Rate. The Borrower and the Lender agree that the additional one percent (1%) of the Default Rate, in an amount equal to $10,569.57 (which amount represents interest and letter of credit fees payable for the period beginning July 1, 2005 through the date of this Amendment), shall be deferred and shall be payable on the earlier of (a) the Termination Date, if such date occurs on any date prior to the Maturity Date, or (b) demand by the Lender during any future Default Period.

10.              Conditions Precedent. This Amendment, including the waiver set forth in paragraph 7 hereof, shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a)               The Acknowledgment and Agreement of Guarantor set forth at the end of this Amendment, duly executed by the Guarantor.

(b)               A Certificate of the Secretary of the Borrower certifying as to the resolutions of the board of directors of the Borrower approving the execution and delivery of this Amendment.

(c)	Payment of the fee described in paragraph 8.
(d)	Such other matters as the Lender may require.

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Notwithstanding the foregoing, the modifications contained in the definition of “Margin” and in paragraph 2 of this Amendment shall be effective on July 1, 2005; provided, however, that if each and all of the foregoing conditions precedent are not performed or delivered by the Borrower, or waived by the Lender, by the date of this Amendment, then the modifications contained in the definition of “Margin” and in paragraph 2 of this Amendment shall be null and void, ab initio.

11.              Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a)               The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b)               The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)               All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

12.              No Other Waiver. Except as set forth in paragraph 7 hereof, the execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

13.              Release. The Borrower, and the Guarantor by signing the Acknowledgment and Agreement of Guarantor set forth below, each hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or such Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

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14.              Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under paragraph 8 hereof.

15.              Miscellaneous. This Amendment and the Acknowledgment and Agreement of Guarantor may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION By ________________________________ Aida Sunglao-Canlas, Vice President	EXABYTE CORPORATION By /s/____________________________ Carroll Wallace, Chief Financial Officer

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ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

The undersigned, a guarantor of the indebtedness of Exabyte Corporation (the “Borrower”) to Wells Fargo Bank, National Association (the “Lender”) pursuant to a Guaranty dated as of March 9, 2005 (the “Guaranty”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in paragraph 13 of the Amendment) and execution thereof; (iii) reaffirms its obligations to the Lender pursuant to the terms of its Guaranty; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for all of the Borrower’s present and future indebtedness to the Lender.

ECRIX CORPORATION

By /s/ Carroll A. Wallace
Its Secretary

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Exhibit A to First Amendment

COMPLIANCE CERTIFICATE

To:	Aida Sunglao-Canlas
Wells Fargo Business Credit, Inc.
Date:	__________________, 200___
Subject:	Financial Statements

In accordance with our Credit and Security Agreement dated as of March 9, 2005 (the “Credit Agreement”), attached are the financial statements of Exabyte Corporation (the “Borrower”) as of and for ________________, 200__ (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Credit Agreement.

I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present the Borrower’s financial condition as of the date thereof.

I further hereby certify as follows:

Events of Default. (Check one):

(__)	The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement except as previously reported in writing to the Lender.
(__)

The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement not previously reported in writing to the Lender and attached hereto is a statement of the facts with respect to thereto. The Borrower acknowledges that pursuant to Section 2.5(c) of the Credit Agreement, the Lender may impose the Default Rate at any time during the resulting Default Period.

Material Adverse Change in Litigation Matters of Borrower. I further hereby certify as follows (check one):

(__)	The undersigned has no knowledge of any material adverse change to the litigation exposure of the Borrower or any of its Guarantors or Affiliates.
(__)

The undersigned has knowledge of material adverse changes to the litigation exposure of the Borrower or any of its Guarantors or Affiliates not previously disclosed in Schedule 5.7. Attached to this Certificate is a statement of the facts with respect thereto.

Financial Covenants. I further hereby certify as follows (check and complete each of the following):

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1.              Minimum Book Net Worth. Pursuant to Section 6.2(a) of the Credit Agreement, as of the Reporting Date, the Borrower’s Book Net Worth was $____________ which [ ]satisfies [ ] does not satisfy the requirement that such amount be not less than $_____________ on the Reporting Date as set forth in the table below (numbers appearing in parentheses are negative):

Date	Minimum Book Net Worth
September 30, 2005	($17,403,000)
December 31, 2005 and the last day of each quarter thereafter	($17,601,000)

2.              Minimum Net Income. Pursuant to Section 6.2(b) of the Credit Agreement, as of the Reporting Date, the Borrower’s fiscal year-to-date Net Income was $____________ which [ ]satisfies [ ] does not satisfy the requirement that such amount be not less than $_____________ on the Reporting Date as set forth in the table below (numbers appearing in parentheses are negative):

Date	Minimum Net Income
September 30, 2005	($5,748,000)
December 31, 2005	($5,946,000)

3.              Stop Loss. Pursuant to Section 6.2(c) of the Credit Agreement, for the quarter-to-date period ending on the Reporting Date, the Borrower has achieved Net Income of $______________, which[ ] satisfies[ ] does not satisfy the requirement that the Borrower maintain Net Income in excess of ($_____________) for such period as set forth in the table below (numbers appearing in parentheses are negative):

Period	Minimum Net Income
Month ending July 31, 2005	($2,712,000)
Two months ending August 31, 2005	($4,047,000)
Month ending October 31, 2005	($2,000,000)
Two months ending November 30, 2005	($2,457,000)

4.              Minimum Additional Capital. Pursuant to Section 6.2(d) of the Credit Agreement, for the period beginning on August 1, 2005 and ending on the Reporting Date, the Borrower’s has raised Additional Capital of $____________ which [ ]satisfies [ ] does not satisfy the requirement that such amount be not less than $_____________ on the Reporting Date as set forth in the table below:

Period	Minimum Additional Capital
Three months ending October 31, 2005	$4,500,000
Four months ending November 30, 2005	$5,500,000

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5.              Capital Expenditures. Pursuant to Section 6.2(e) of the Credit Agreement, for the fiscal year-to-date period ending on the Reporting Date, the Borrower has expended or contracted to expend for Capital Expenditures, $__________ in the aggregate, which [ ] satisfies[ ] does not satisfy the requirement that such expenditures not exceed $2,500,000 in the aggregate during the fiscal year.

6.              Salaries. As of the Reporting Date, the Borrower has not paid excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation, or increased the salary, bonus, commissions, consultant fees or other compensation of any Director or Officer in excess of amounts approved by the Borrower’s compensation committee of its Board of Directors, and as a consequence[ ] is[ ] is not in compliance with Section 6.8 of the Credit Agreement.

Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with GAAP.

EXABYTE CORPORATION

By:
Its Chief Financial Officer

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